================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            AMERICAN STORES COMPANY
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                       [LOGO OF AMERICAN STORES COMPANY]

                            AMERICAN STORES COMPANY
            299 South Main Street, Salt Lake City, Utah 84111-2203
                P.O. Box 27447, Salt Lake City, Utah 84127-0447

                               ----------------

                                   NOTICE OF
                        ANNUAL MEETING OF SHAREHOLDERS

                               ----------------

  The Annual Meeting of Shareholders of American Stores Company will be held at the Doubletree Hotel, 255 South West Temple, Salt Lake City, Utah on Wednesday, June 17, 1998 at 10:00 a.m., local time. At the Annual Meeting, you will be asked to:

  1. Elect twelve directors of the Company;

  2. Ratify the appointment of Ernst & Young LLP as independent certified public accountants for fiscal year 1998; and

  3. Transact any other business that may properly be presented at the Annual Meeting.

  If you were a shareholder of record at the close of business on April 24, 1998, you may vote at the Annual Meeting and at any postponements or adjournments thereof.

  You are cordially invited to attend the Annual Meeting. No admission ticket or other credentials will be necessary. Your vote is important. Whether you plan to attend or not, PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD. A RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, HAS BEEN PROVIDED FOR YOUR USE.

                                       Mary V. Sloan
                                       Secretary

May 1, 1998

                            AMERICAN STORES COMPANY
            299 South Main Street, Salt Lake City, Utah 84111-2203
                P.O. Box 27447, Salt Lake City, Utah 84127-0447

                               ----------------

                                PROXY STATEMENT

                               ----------------

  American Stores Company, a Delaware corporation (the "Company"), is soliciting this proxy on behalf of its Board of Directors for use at the 1998 Annual Meeting of Shareholders to be held on Wednesday, June 17, 1998 at 10:00 a.m. local time, at the Doubletree Hotel, 255 South West Temple, Salt Lake City, Utah and at any postponements or adjournments thereof. This Proxy Statement, the proxy card, and the Company's 1997 Annual Report to Shareholders will be mailed to shareholders beginning on or about May 1, 1998.

  Record holders of shares of the Company's common stock, par value $1.00 per share (the "Common Stock"), at the close of business on April 24, 1998 may vote at the meeting. Each shareholder has one vote for each share of common stock they own. At the close of business on April 24, 1998, there were 274,099,529 shares of Common Stock outstanding.

  Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the meeting who will also determine whether or not a quorum is present. Abstentions and broker non-votes are counted as present for establishing a quorum but as unvoted for determining the approval of any matter submitted to the shareholders for a vote. A broker non-vote occurs when a broker votes on some matters on the proxy card but not on others because he does not have the authority to do so.

  Your shares will be voted as you direct on your signed proxy card. If you do not specify on your proxy card how you want to vote your shares, we will vote signed returned proxies "for" the Board's nominees and "for" the ratification of the appointment of Ernst & Young LLP as independent certified public accountants of the Company for the 1998 fiscal year. The Company does not know of any other business that may be presented at the Annual Meeting. If a proposal other than the two listed in the Notice is presented at the Annual Meeting, your signed proxy card gives authority to Teresa Beck, Kathleen E. McDermott and J. Greg Spencer to vote your shares on such matters in their discretion.

PROPOSAL 1--ELECTION OF DIRECTORS

  The Board has nominated twelve directors for election at the 1998 Annual Meeting. Each of the nominees is currently serving as a director of the Company. If you re-elect them, they will hold office until the next annual meeting or until their successors have been elected. A majority of the shares represented at the meeting is required to elect a director. Unless you specify otherwise, your returned signed proxy will be voted in favor of each of the nominees. If any of the nominees is unable to serve as a director, your proxy may be voted for another person nominated by the Board to fill that vacancy, or the Board may reduce the number of directors to be elected. The following information concerning each nominee is as of April 1, 1998.

INFORMATION REGARDING THE NOMINEES STANDING FOR ELECTION IN 1998

PAMELA G. BAILEY                                             Director since 1997

Ms. Bailey, age 49, has been the Chief Executive Officer of The Healthcare Leadership Council since 1990. She served as President of the National Committee for Quality Health Care from February 1987 to January 1997.

HENRY I. BRYANT                                              Director since 1992

Mr. Bryant, age 55, retired as Managing Director in the Corporate Finance Unit of J. P. Morgan & Co. Incorporated, an investment banking firm, on February 1, 1998 after holding that position since August 1994. Prior to that time, he served as Managing Director of the Financial Institutions Group at J. P. Morgan from July 1992. (1)

ARDEN B. ENGEBRETSEN                                         Director since 1988

Mr. Engebretsen, age 66, has served as Chairman of the Board of Herpak Limited, an international financial consulting firm, since January 1991 and has been a partner in the law firm of Morris, James, Hitchens & Williams since October 1994. Prior to 1991, he was the Vice Chairman of the Board and Chief Financial Officer of Hercules Incorporated. Mr. Engebretsen is also a director of Mellon Bank Delaware and is a member of the National Advisory Council, University of Utah.

JAMES B. FISHER                                              Director since 1988

Mr. Fisher, age 66, is retired and was the President and a director of J. G. Boswell Company, an agricultural production, processing and marketing company, from 1980 to 1984.

FERNANDO R. GUMUCIO                                          Director since 1991

Mr. Gumucio, age 63, is owner and President of The Lafayette Group, a management consulting company, since 1993. He served as the Chairman of the Board and Chief Executive Officer of Del Monte USA from 1987 to 1988 and as its President from 1985 to 1987. Mr. Gumucio is also a director of Basic Vegetable Products Corporation.

LEON G. HARMON                                               Director since 1982

Mr. Harmon, age 72, is retired and was the President and Chief Executive Officer of First Interstate Bank of Utah, N.A. from July 1981 to October 1987.

VICTOR L. LUND                                               Director since 1988

Mr. Lund, age 50, has served as Chairman of the Board of the Company since June 1995 and as Chief Executive Officer since August 1992. He was President of the Company from August 1992 to June 1995. Mr. Lund is also a director of Borders Group, Inc.

DAVID L. MAHER                                               Director since 1998

Mr. Maher, age 58, has served as Vice Chairman of the Board of the Company since March 1998 and as Chief Operating Officer since March 1995. He served as President from June 1995 to March 1998, and Senior Executive Vice President and Chief Operating Officer-Drug from March 1993 to March 1995. He also served as a director of the Company from 1991 to 1992.

JOHN E. MASLINE                                              Director since 1988

Mr. Masline, age 70, is retired and was a partner with the accounting firm of Ernst & Young from 1967 until 1986.

BARBARA SCOTT PREISKEL                                       Director since 1985

Mrs. Preiskel, age 73, is retired and was Senior Vice President and General Counsel of the Motion Picture Association of America, a trade association, from 1977 to 1983. Mrs. Preiskel is also a director of General Electric Company, Textron, Inc., and The Washington Post Co.

J. L. SCOTT                                                  Director since 1987

Mr. Scott, age 68, is retired and was Co-Chief Executive Officer of the Company from March 1992 to August 1992, Chief Executive Officer from February 1989 to March 1992, and President from September 1990 to August 1992. He served as Vice Chairman of the Board of the Company from September 1987 to June 1990. Mr. Scott is also a director of TJ International.

ARTHUR K. SMITH                                              Director since 1992

Mr. Smith, age 60, has served as Chancellor of the University of Houston System and President of the University of Houston main campus since April 1997. Prior to that, he was President of the University of Utah from August 1991 through March 1997. Mr. Smith is also a director of Shell Exploration and Production Company, a subsidiary of Shell Oil Company.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR.
________

FOOTNOTES TO THE FOREGOING INFORMATION REGARDING
NOMINEES FOR DIRECTOR OF THE COMPANY
________

(1) Mr. Henry I. Bryant retired on February 1, 1998 as the Managing Director of the Southern Region in the Corporate Finance Unit of J. P. Morgan & Co. Incorporated ("J. P. Morgan"), whose affiliated companies provide investment banking services to the Company from time to time. In March 1998, the Company launched a medium-term note program for which J. P. Morgan Securities Inc. acts as one of the agents and receives compensation on the same terms and conditions as the other agents. In April 1997, J. P. Morgan Securities Inc. and J. P. Morgan Securities Ltd., affiliates of J.
    P. Morgan, acted as co-managing domestic and international underwriters, respectively, of a secondary offering of 30,815,820 shares of the Company's Common Stock sold by certain selling shareholders and 4,622,372 shares sold by the Company pursuant to the over-allotment option. The affiliates of J. P. Morgan received customary underwriters fees in connection with the offering, which were paid by the Company. During the 1997 fiscal year, J. P. Morgan Securities Inc. acted as an underwriter of $300 million of the Company's debentures, for which the Company paid customary fees. In March 1997, the Company entered into a $1.5 billion revolving credit facility (the "Credit Facility") with a group of commercial banks, including Morgan Guaranty Trust Company of New York ("Morgan"), a wholly owned subsidiary of J. P. Morgan, as agent bank and a lender under the Credit Facility. Under the Credit Facility, Morgan receives a quarterly fee for acting as agent bank, and facility and interest payments on the same terms as other participating lenders. In March 1997, the Company also reactivated its commercial paper program for which Morgan acts as one of four dealers and receives compensation on the same terms as the other dealers.

BENEFICIAL OWNERSHIP OF SECURITIES

  The following table shows, as of January 31, 1998, the number of shares of the Company's Common Stock owned by the nominees for director, the five executive officers named in the Summary Compensation Table on page 8 hereof, and by all executive officers and directors as a group. No person or entity is known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock as of such date.

                                   NUMBER OF SHARES       PERCENT OF SHARES
            NAME (1)               BENEFICIALLY OWNED (2) BENEFICIALLY OWNED (3)
            --------               ---------------------- ----------------------
Pamela G. Bailey.................            2,016                   *
Teresa Beck......................          218,168                   *
Henry I. Bryant..................           14,567                   *
Arden B. Engebretsen.............           81,597                   *
James B. Fisher..................           74,077                   *
Fernando R. Gumucio..............           50,879                   *
Leon G. Harmon...................           87,005                   *
Victor L. Lund (4)...............        1,226,562                   *
David L. Maher...................          654,725                   *
John E. Masline..................           63,197                   *
Edward J. McManus................          106,182                   *
Barbara Scott Preiskel...........           56,389                   *
Martin A. Scholtens..............          233,612                   *
J. L. Scott......................           81,437                   *
Arthur K. Smith..................           49,071                   *
All directors and executive offi-
 cers as a group (23 persons)....        3,913,690                 1.4%

--------
 *  Does not exceed one percent of the outstanding shares.
(1) Correspondence to all officers and directors of the Company may be mailed to 299 South Main Street, Salt Lake City, Utah 84111.
(2) These totals include, pursuant to rules of the Securities and Exchange Commission (the "SEC"), shares as to which sole or shared voting power or dispositive power is possessed. These totals also include: (i) the indicated number of shares of Common Stock which such persons have the right to acquire through stock options exercisable within 60 days of the 1997 fiscal year end: Ms. Beck--91,666; Mr. Lund--195,000; Mr. Maher-- 126,666; Mr. McManus--62,983; Mr. Scholtens--91,666; and all directors and executive officers as a group (23 persons)--875,586; and (ii) the following number of shares of Common Stock that could be allocated to the American Stores Retirement Estates accounts of such persons for voting purposes on December 31, 1997: Ms. Beck--0; Mr. Lund--0; Mr. Maher-- 23,339; Mr. McManus--31,629; Mr. Scholtens--0; and all directors and executive officers as a group (23 persons)--191,559.
(3) On January 31, 1998, there were 273,606,510 shares of Common Stock issued and outstanding.
(4) Of the total number of shares beneficially owned by Mr. Lund, 249,376 shares are subject to put and call options with a securities broker, pursuant to which (i) on June 16, 1999 Mr. Lund will have the right to put 124,688 shares of Common Stock to the broker at $21.654 per share, and the broker will have the right to call 124,688 shares of Common Stock at $29.065 per share; and (ii) on June 16, 2000 Mr. Lund will have the right to put 124,688 shares of Common Stock to the broker at $21.654 per share, and the broker will have the right to call 124,688 shares of Common Stock at $31.446 per share. The puts and calls will be settled in cash on the respective settlement dates.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and greater than 10% shareholders to file reports of ownership and changes in ownership of Common Stock with the SEC and the New York Stock Exchange and to provide the Company with copies of such reports. Based solely on a review of these reports and of certifications furnished to the Company, the Company believes that all of these reporting persons complied with their filing requirements for the Company's 1997 fiscal year.

BOARD OF DIRECTORS AND COMMITTEES

  The Board of Directors held a total of ten meetings during fiscal year 1997. The Board had as standing committees on April 1, 1998, an Audit Committee, a Compensation and Stock Option Committee, and a Nominating and Board Affairs Committee. During fiscal year 1997, no director attended less than 75% of the aggregate number of meetings of the Board of Directors and Committees on which he or she served.

 Audit Committee

  The Audit Committee is composed of seven non-employee directors. It recommends to the Board the selection of the independent certified public accountants for the Company, subject to ratification by the shareholders at the Annual Meeting; reviews the audit activities of the independent certified public accountants and the Company's internal audit staff, the scope of non-audit functions to be performed by the independent certified public accountants and the financial and accounting control policies and practices of the Company; reviews certain related party transactions; and periodically meets with the independent certified public accountants, internal audit staff and management. During fiscal 1997, the Audit Committee met four times. Its current members are: John E. Masline (Chairman), Pamela G. Bailey, Henry I. Bryant, Arden B. Engebretsen, Fernando R. Gumucio, J. L. Scott and Arthur K. Smith.

 Compensation and Stock Option Committee

  The Compensation and Stock Option Committee is composed of six non-employee directors. It is responsible for administering the Company's Board and shareholder approved compensation plans and for setting compensation of officers. During fiscal 1997, the Compensation and Stock Option Committee met nine times. Its current members are: Leon G. Harmon (Chairman), Arden B. Engebretsen, James B. Fisher, Fernando R. Gumucio, John E. Masline and Barbara
S. Preiskel.

 Nominating and Board Affairs Committee

  The Nominating and Board Affairs Committee is composed of six non-employee directors. The Committee is responsible for corporate governance functions including reviewing Board membership, organization, and compensation issues, and reviewing and evaluating the effectiveness, procedures and practices of the Board and its members. This Committee also recommends persons to the Board of Directors to be nominated for Committee membership and for election to the Board of Directors. In fulfilling this responsibility, the Nominating and Board Affairs Committee will consider recommendations received from shareholders and other qualified sources. Shareholder recommendations must be in writing and addressed to the Chairman of the Nominating and Board Affairs Committee, c/o Corporate Secretary, American Stores Company, P.O. Box 27447, Salt Lake City, UT 84127-0447. If a shareholder intends to make a nomination at an Annual Meeting, the By-laws of the Company require that the shareholder provide advance notice to the Company, the procedure for which is described in the section titled "Shareholders' Proposals for the 1999 Annual Meeting" on page 20 hereof. During fiscal 1997, the Nominating and Board Affairs Committee met five times. The members of the Nominating and Board Affairs Committee are:
Barbara S. Preiskel (Chairman), Henry I. Bryant, James B. Fisher, Leon G. Harmon, J. L. Scott, and Arthur K. Smith.

 Benefit Plans Committee

  In addition to the foregoing standing committees of the Board, the Company has a Benefit Plans Committee composed of two employee directors (Victor L. Lund and David L. Maher) and six members of management. The members of this Committee are appointed by the Board of Directors. This Committee is responsible for the administration, funding, investment of assets, interpretation and management of all benefit plans of the Company other than its stock purchase and stock option plans and the Company's bonus plans. The Benefit Plans Committee held four meetings in fiscal year 1997.

 Investment Management Subcommittee

  The Investment Management Subcommittee of the Benefit Plans Committee is composed of four directors, three members of management and four other individuals. This Subcommittee acts as an advisor to the Benefit Plans Committee on matters relating to benefit plan fund structure, asset allocation, investment manager selection and evaluation of investment manager performance. During fiscal 1997, the Investment Management Subcommittee met twice. The following directors are current members of this Committee: James B. Fisher, Leon G. Harmon, Victor L. Lund, and John E. Masline.

DIRECTORS' COMPENSATION

 Fees

  Employee directors receive no additional compensation other than their normal salary for serving on the Board or its Committees. Until July 1, 1997, all other directors received an annual retainer fee of $80,000. On July 1, 1997, the cash portion of the annual retainer was reduced from $80,000 to $40,000, and non-employee directors became entitled to receive stock and options under the American Stores Company Stock Plan for Non-Employee Directors, which was approved by the shareholders at the 1997 Annual Meeting. Under this plan, non-employee directors receive an annual grant of 2,000 shares of the Company's Common Stock (the "Retainer Stock"), which is forfeited if the non-employee director terminates service prior to the next shareholders' meeting at which directors are elected. Non-employee directors also receive an annual grant of options to acquire 1,200 shares of the Company's Common Stock at the market price for the stock on the date of grant (the "Retainer Options") if they meet the minimum stock ownership requirement of 6,000 shares. New directors have three years to meet the minimum stock ownership requirement. The Retainer Options vest in two equal annual installments of 600 shares each beginning on the date of the next annual shareholders' meeting at which directors are elected. Non-employee members of the Investment Management Subcommittee of the Company are paid $7,000 for each meeting of that Subcommittee attended. No fees are paid to such members for meetings held by telephone conference.

 Plans and Programs

  Deferred Compensation Plan. Non-employee directors may defer the compensation they earn for Board service until after they are no longer a director. Any amounts they defer earn interest during the period of deferral at a stated fluctuating rate.

  Health Program. Non-employee directors and their spouses are eligible and encouraged to participate in the Scripps Executive Health Program that is available to certain key executive officers of the Company and its subsidiaries. The program consists of a comprehensive physical evaluation, private consultations covering exercise, nutrition and stress management, and attendance at a seminar covering various topics. The frequency of the examination is generally based on the director's age. The cost of the examination, including travel and hotel expenses, is paid by the Company.

  Director Stock Plan. At the 1997 Annual Meeting, the shareholders approved the American Stores Company Stock Plan for Non-Employee Directors (the "Director Stock Plan"). Under the Director Stock Plan, non-employee directors receive annual grants of Retainer Stock and Retainer Options, as described above under the caption "Fees." In connection with the adoption of the Director Stock Plan, the Retirement Plan for Non-Employee Directors was terminated, and the non-employee directors were credited with the following amounts of Common Stock in a deferred stock account under the Director Plan to compensate them for their respective interests in the terminated plan: Mr. Bryant--6,500 shares; Mr. Engebretsen--23,000 shares; Mr. Fisher--24,000 shares; Mr. Gumucio--10,000 shares; Mr. Harmon--24,000 shares; Mr. Masline-- 23,000 shares; Mrs. Preiskel--24,000 shares; Mr. Scott--8,000 shares; and Mr. Smith--7,000 shares. Ms. Bailey did not participate in the terminated retirement plan. The directors are entitled to receive the stock on the later of the date he or she reaches age 65 or the date he or she ceases to serve as a director, unless there first occurs a Change of Control (as defined in the Director Stock Plan) or the director dies.

  Directors' Former Stock Purchase Plan. The Board of Directors Stock Purchase Incentive Plan (the "Directors' Former Stock Plan") was in effect from 1992 through March 21, 1995 and is described in the Company's 1997 proxy statement. During 1992, certain non-employee directors received full-recourse interest bearing loans for the purchase of Common Stock pursuant to the terms of the Directors' Former Stock Plan. Messrs. Engebretsen, Fisher, Gumucio, Harmon and Masline and Mrs. Preiskel each received a loan in the amount of $348,750.00 with an interest rate of 7.04%. Messrs. Bryant and Smith received loans with an interest rate of 6.15% for $65,344 and $435,625, respectively. The Directors' Former Stock Plan also entitled the participating directors to receive a deferred cash incentive award, which was generally payable at the end of a five-year performance cycle. The deferred award had to be applied toward repayment of the loan. During fiscal 1997, the five-year performance cycle ended and the participating directors each received a deferred award, which was applied toward repayment of their loans. Messrs. Engebretsen, Fisher, Gumucio, Harmon and Masline, and Mrs. Preiskel each received a deferred award in the amount of $351,765 for the performance cycle that ended in June 1997. Messrs. Bryant and Smith received deferred awards of $57,680 and $384,530, respectively, for the performance cycle that ended in December 1997. The after-tax amount of the deferred awards was applied toward repayment of the directors' loans, and the balance of the loans are payable in three equal installments on the respective anniversaries of the dates the shares were purchased. The following directors used personal funds to pay their loans in full on the indicated dates and for the indicated amounts: Mr. Harmon--June 20, 1997--$152,650; Mrs. Preiskel--June 26, 1997--$287,460. As of January 31,
1998, the aggregate outstanding balance of loans made pursuant to the Directors' Former Stock Plan was $1,483,264, which includes accrued and unpaid interest. The largest aggregate amount outstanding during the fiscal year was $3,827,187.

 Other Arrangements

  In 1995, the Company entered into a five-year consulting agreement with Mr.
L. S. Skaggs, a director of the Company until April 1997 and Chairman of the Board until June 1995. The agreement requires Mr. Skaggs to provide consulting and advisory services to the Company upon request. Mr. Skaggs is paid $750,000 per year under the agreement and is reimbursed for reasonable costs and expenses in connection with the maintenance and operation of an office, which totaled $52,365 during the 1997 fiscal year. Mr. Skaggs is also entitled to receive the same perquisites that are made available to the Company's senior executive officers in accordance with its policies and practices. Mr. Skaggs may not disclose the Company's proprietary and confidential information, and may not perform services in any capacity for any retail grocery or drug store business until after July 31, 2001 unless the Company's Board of Directors gives its prior consent. At the beginning of the 1997 fiscal year, the Company negotiated with Mr. Skaggs for the purchase of the Common Stock owned by Mr. Skaggs, certain of his family members and certain family and charitable trusts. The stock transaction was completed on April 8, 1997, following which Mr. Skaggs resigned as a director and ceased to be affiliated with the Company. During the 1997 fiscal year, the Company did not ask Mr. Skaggs to provide consulting services to it, and no such services were provided.

  Don L. Skaggs served as a director of the Company from October 1994 until April 9, 1997 and served as an Executive Vice President of the Company until June 13, 1997, at which time he resigned as an officer and employee of the Company and his employment agreement terminated. During 1995, Mr. Skaggs received a full-recourse interest bearing loan in the amount of $1,533,750 with an interest rate of 7.75% for the purchase of Common Stock pursuant to the terms of the Key Executive Stock Purchase Incentive Plan (the "Executive Plan"), which is described in the Company's 1997 proxy statement. On June 18, 1997, Mr. Skaggs received a deferred award of $258,766 under the Executive Plan, the after-tax amount of which was applied toward repayment of the loan. Mr. Skaggs used personal funds in the amount of $1,583,381 to pay the remaining balance of the loan on that date.

EXECUTIVE COMPENSATION

  The following table shows compensation paid by the Company to the Chairman of the Board and Chief Executive Officer and the four other most highly compensated executive officers at January 31, 1998 for services performed by such individuals in all capacities in which they served during the last three fiscal years:

                          SUMMARY COMPENSATION TABLE

                                                               LONG TERM COMPENSATION (1)
                                                             ------------------------------
                                  ANNUAL COMPENSATION (1)           AWARDS         PAYOUTS
                                ---------------------------- -------------------- ---------
                                                             RESTRICTED
    NAME AND PRINCIPAL                          OTHER ANNUAL   STOCK                LTIP     ALL OTHER
 POSITION AT END OF 1997        SALARY   BONUS  COMPENSATION AWARDS ($) OPTIONS/   PAYOUTS  COMPENSATION
       FISCAL YEAR         YEAR   ($)   ($) (2)   ($) (3)       (4)     SARS (#)   ($) (5)    ($) (6)
 -----------------------   ---- ------  ------- ------------ ---------- --------- --------- ------------
 Victor L. Lund..........  1997 812,500  50,482    99,312     284,526   1,080,000 2,438,816   178,467
  Chairman of the          1996 750,000 422,195        --           0     120,000   138,722   135,047
  Board & Chief            1995 750,000 307,175    87,176           0      60,000   384,791   190,011
  Executive Officer
 Teresa Beck(7)..........  1997 383,333  17,885        --     124,244     520,000   365,822    69,845
  Chief Financial Officer  1996 295,833 125,006        --           0      40,000    48,141    60,372
                           1995 266,667 109,218        --           0      40,000   114,936    32,887
 David L. Maher(7).......  1997 531,667  24,765        --     188,470     360,000 1,341,349   108,018
  President & Chief        1996 512,500 216,439        --           0      60,000    89,655   121,400
  Operating Officer        1995 491,666 201,370        --           0      50,000   236,464    75,602
 Edward J. McManus.......  1997 274,167  12,769        --      88,015     237,200         0    49,857
  Chief Operating Officer  1996 216,320  97,717        --           0      60,000    31,697    45,635
  Procurement & Logistics  1995 177,809  79,743        --           0      40,000    70,119    38,508
 Martin A. Scholtens.....  1997 396,500  18,441        --     135,588     520,000   365,822    77,410
  Chief Operating Officer  1996 366,667 155,017        --           0      40,000    57,210    68,782
  Retail                   1995 306,442 121,334        --           0      40,000   141,950    36,414

--------
(1) Compensation deferred at the election of the executive, pursuant to the American Stores Retirement Estates 401(k) plan ("ASRE") and the Supplemental Executive Retirement Plan ("SERP"), is included in the year earned. The amounts of salary and bonus, which the executives deferred during fiscal year 1997 to such plans were as follows: Mr. Lund--$224,375; Ms. Beck--$84,772; Mr. Maher--$99,662; Mr. McManus--$31,563; and Mr.
    Scholtens--$109,470.
(2) The bonus amount is payable pursuant to the Company's Key Management Annual Incentive Plan described in the Compensation Committee Report on page 14 of this proxy statement. Cash bonuses for services rendered in fiscal years 1997, 1996 and 1995 have been listed in the year earned, and were generally paid in April of the following fiscal year. The Company did not achieve its performance objectives for the 1997 fiscal year, and bonuses for that year were approximately 15.5% of target.
(3) During the 1997 fiscal year, the Company did not pay or provide perquisites and other benefits to any named executive officer in an aggregate amount exceeding $50,000, except Mr. Lund. The perquisites paid or provided to Mr. Lund included (i) $59,132 for the personal use of corporate aircraft, the value of which was determined in accordance with applicable Internal Revenue Service regulations, and (ii) $39,706 as reimbursement for tax liabilities.
(4) The dollar amount shown equals the number of shares of restricted stock granted multiplied by the stock price on the grant date. The restricted shares were granted in lieu of cash awards that would otherwise have been payable under the Company's Key Management Long-Term Incentive Plans (the "LTIP Plans") for the three-year performance cycles ending in fiscal 1998 and fiscal 1999, respectively. The amount of the grant was determined by calculating the estimated cash payout for each of the two plans (based on actual 1995 and 1996 results and projected results for 1997 and 1998), increasing such amounts by 15%, and dividing the resulting totals by the market price for the Company's Common Stock on July 1, 1997, the grant date. The shares issued in lieu of the cash award under the 1995-96-97 LTIP Plan vested on April 1, 1998, the date the cash bonus would have been paid, and the shares issued in lieu of the cash award under the 1996-97-98 LTIP Plan will vest on April 1, 1999. During 1997, the LTIP Plans were replaced by the

    Performance Incentive Plan described on page 15. The restricted shares vest in the indicated amounts on April 1, 1998 and April 1, 1999, respectively:
    Mr. Lund: 4,079--7,359; Ms. Beck: 1,668--3,326; Mr. Maher: 2,709--4,867;
    Mr. McManus: 1,179--2,359; and Mr. Scholtens: 1,867,--3,583. At the end of fiscal 1997, the executives' restricted shares had the following market values: Mr. Lund--$248,776; Ms. Beck--$108,619; Mr. Maher--$164,778; Mr.
    McManus--$76,951; and Mr. Scholtens--$118,537. Dividends are paid on the restricted shares at the same rate payable to Common Shareholders and therefore are not reflected in the amounts reported under applicable SEC rules.
(5) The 1997 LTIP payout amounts represent the performance portion of the deferred cash incentive awards paid at the conclusion of the five-year performance cycle under the Key Executive Stock Purchase Incentive Plan described in this proxy statement in the Compensation Committee Report and the section captioned "Certain Relationships and Related Transactions." Such awards were determined based on the relative performance of the Company's Common Stock over the five-year performance cycle and constitute 56.25% of the possible performance awards. The 1996 and 1995 LTIP payout amounts represent amounts paid pursuant to the Company's former LTIP
    Plans.
(6) The compensation reported represents (a) Company contributions under ASRE,
    (b) Company contributions under SERP, and (c) the dollar value of Company paid term life insurance premiums for the executives. The amounts contributed by the Company during fiscal year 1997 to the executives' ASRE and SERP accounts, and the insurance premiums paid were as follows: Mr. Lund--$16,819, $156,675, $4,973; Ms. Beck--$16,819, $50,680, $2,346; Mr.
    Maher--$16,819, $87,945, $3,254; Mr. McManus--$16,819, $31,360, $1,678;
    and Mr. Scholtens--$16,819, $58,164, $2,427.
(7) On March 17, 1998, the Board of Directors elected Ms. Beck President of the Company and elected Mr. Maher a director of the Company and Chief Operating Officer.

                    OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                          INDIVIDUAL GRANTS(1)
                         -------------------------------------------------------
                                       % OF TOTAL                        GRANT
                                      OPTIONS/SARS EXERCISE              DATE
                         OPTIONS/SARS  GRANTED TO  OR BASE              PRESENT
                           GRANTED    EMPLOYEES IN  PRICE   EXPIRATION   VALUE
          NAME              (#)(2)    FISCAL YEAR   ($/SH)     DATE     ($)(3)
          ----           ------------ ------------ -------- ---------- ---------
Victor L. Lund..........   772,000        5.85%    22.5000   2/24/06   4,516,200
                           308,000        2.33%    23.7188   2/24/06   1,866,480
Teresa Beck.............   372,000        2.82%    22.5000   2/24/06   2,176,200
                           148,000        1.12%    23.7188   2/24/06     896,880
David L. Maher..........   360,000        2.73%    22.5000   2/24/06   2,106,000
Edward J. McManus.......   170,000        1.29%    22.5000   2/24/06     994,500
                            67,200         .51%    23.7188   2/24/06     407,232
Martin A. Scholtens.....   372,000        2.82%    22.5000   2/24/06   2,176,200
                           148,000        1.12%    23.7188   2/24/06     896,800

--------
(1) The options generally become exercisable in annual increments of one-quarter of the total grant beginning on February 2, 2002, however, vesting may be accelerated based on stock ownership requirements and the achievement by the Company of performance goals as more fully described on page 16 under the caption "Stock Option Plans." If a Change of Control (as defined in the stock option plan(s) under which the options were granted) were to occur before those dates, however, the options would become immediately exercisable as long as the stock ownership requirements had been continuously satisfied.
(2) These options were granted under the Key Executive Equity Program described on page 16 hereof. The options were granted in two installments: the first in February 1997 under the 1989 Stock Option Plan and the second in June 1997 following shareholder approval of the 1997 Stock Option Plan.
(3) Present value determinations were made using the Black-Scholes option pricing model based on the following assumptions: expected stock-price volatility factors of 21.5% and 20.8% for the two grants, a risk-free rate of return of 6.25%, a dividend yield of 1.77%, and the actual option term of nine years. The actual value, if any, the executive may realize depends on a number of factors, including the future performance of the Common Stock, overall market conditions, and the timing of option exercises, if any. Therefore, there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model.

  The following table shows information concerning the exercise of stock options by each of the named executive officers and the fiscal year-end value of unexercised options.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUE

                                                                                 VALUE OF UNEXERCISED
                                                     NUMBER OF UNEXERCISED     IN-THE-MONEY OPTIONS/SARS
                           SHARES                    OPTIONS/SARS AT FISCAL     AT FISCAL YEAR END ($)
                         ACQUIRED ON                      YEAR END (#)                    (2)
                          EXERCISE      VALUE     ---------------------------- -------------------------
          NAME               (#)     REALIZED ($) EXERCISABLE UNEXERCISABLE(1) EXERCISABLE UNEXERCISABLE
          ----           ----------- ------------ ----------- ---------------- ----------- -------------
Victor L. Lund..........        0            0      40,000       1,220,000       153,748      881,246
Teresa Beck.............        0            0      13,333         586,667        51,248      485,000
David L. Maher..........        0            0      20,000         450,000        76,874      631,873
Edward J. McManus.......    6,000       97,031      20,000         317,200        76,874      536,248
Martin A. Scholtens.....        0            0      13,333         586,667        51,248      485,000

--------
(1) If a Change of Control (as defined in the stock option plan(s) under which the options were granted) were to occur before these options otherwise become exercisable, the options would become immediately exercisable subject to satisfaction of the stock ownership requirements with respect to options granted in 1997. Mr. Maher's and Mr. Scholtens' remaining unvested options vest on April 1, 1999 and April 1, 2000, respectively.
(2) Represents the difference between the closing price of the Company's Common Stock at 1997 fiscal year-end ($21.75 per share) and the exercise price of the options.

PENSION PLANS

  The following tables show the estimated annual special retirement benefits payable to the named executive officers other than Mr. Lund pursuant to their employment agreements with the Company. The executives are entitled to receive an annual payment from the Company for twenty years beginning at the later of age 57 or upon termination of employment with the Company. The payments will terminate if the Executive enters into competition with the Company. The retirement benefit is calculated as a percentage of the executive's average annual target compensation objective ("TCO") for the two years prior to the termination of employment based on the years of service completed under the employment agreement. The executives became entitled to the minimum benefit when they completed three years of service under the employment agreements in November 1997 and will be entitled to the maximum benefit after they have completed ten years of service in November 2004. Executives who are terminated for cause or who voluntarily terminate employment are entitled to a retirement benefit equal to the amounts vested at that time. Executives who are terminated without cause or in connection with a change in control will be deemed to have served for the full ten-year period and will be entitled to the maximum benefit. If the executive dies, his or her estate will receive a lump sum payment equal to the present value of the remaining retirement benefit to which the executive would otherwise be entitled. The employment agreements are described in more detail under the caption "Employment Agreements" immediately following this section.

  Mr. Lund's annual special retirement benefit is described in the section below captioned "Employment Agreement with Chief Executive Officer."

  The following table illustrates the estimated annual benefit payable to Mr. Maher, which ranges from 12% to 40% of his two-year average TCO. As of January 31, 1998, Mr. Maher's average TCO for the 1996 and 1997 fiscal years was $780,278, and he had been credited with three full years of service under his employment agreement and is entitled to the minimum retirement benefit.

                         YEARS OF SERVICE (YEARS OF SERVICE UNDER EMPLOYMENT AGREEMENTS)
 REMUNERATION (AVERAGE   ----------------------------------------------------------------
     TWO-YEAR TCO)          3        4       5       6       7       8       9      10
 ---------------------   -------- ------- ------- ------- ------- ------- ------- -------
$700,000................   84,000 112,000 140,000 168,000 196,000 224,000 252,000 280,000
$750,000................   90,000 120,000 150,000 180,000 210,000 240,000 270,000 300,000
$800,000................   96,000 128,000 160,000 192,000 224,000 256,000 288,000 320,000
$900,000................  108,000 144,000 180,000 216,000 252,000 288,000 324,000 360,000
$1,000,000..............  120,000 160,000 200,000 240,000 280,000 320,000 360,000 400,000

  The following table illustrates the estimated annual benefits payable to Ms. Beck and Mr. Scholtens, which range from 9% to 30% of their two-year average TCOs. Mr. Scholtens' agreement provides for a minimum annual payment of $225,000 if he continues to be employed by the Company through April 1, 2000. As of January 31, 1998, the two-year average TCOs of Ms. Beck and Mr. Scholtens for the 1996 and 1997 fiscal years were $505,704 and $566,069 respectively. As of January 31, 1998, each of such persons had been credited with three years of service under his or her employment agreement and is entitled to the minimum retirement benefit. Mr. McManus' employment agreement does not provide for an annual special retirement benefit.

                              YEARS OF SERVICE (YEARS OF SERVICE UNDER EMPLOYMENT
                                                  AGREEMENTS)
 REMUNERATION (AVERAGE   -------------------------------------------------------------
     TWO-YEAR TCO)         3      4       5       6       7       8       9      10
 ---------------------   ------ ------ ------- ------- ------- ------- ------- -------
$500,000................ 45,000 60,000  75,000  90,000 105,000 120,000 135,000 150,000
$550,000................ 49,500 66,000  82,500  99,000 115,500 132,000 148,500 165,000
$600,000................ 54,000 72,000  90,000 108,000 126,000 144,000 162,000 180,000
$650,000................ 58,500 78,000  97,500 117,000 136,500 156,000 175,500 195,000
$700,000................ 63,000 84,000 105,000 126,000 147,000 168,000 189,000 210,000

EMPLOYMENT AGREEMENTS

 Employment Agreement with Chief Executive Officer

  The Company employs Mr. Lund as its Chairman and Chief Executive Officer under an employment agreement dated November 1, 1994, as amended. The agreement expires on October 31, 2002 and will be automatically renewed for additional terms of two years each unless the Company provides notice of termination three years prior to the termination date.

  The agreement provides for compensation in the form of an annual base salary and participation in the Company's annual and long term bonus plans and other benefit plans available to senior executive officers. Mr. Lund is also entitled to a special long-range retirement benefit (SLRRP) commencing the later of November 1, 2002, or the date Mr. Lund's employment terminates. The SLRRP benefit vests over an eight-year period ending October 31, 2002 and will be deemed to be fully vested in certain instances including Mr. Lund's death or disability, the termination of his employment without cause, or the removal of Mr. Lund as Chief Executive Officer following a Change in Control (as defined in the agreement). The SLRRP benefit, which if fully vested would equal $700,000 as adjusted for inflation through the date his employment terminates, will be payable to Mr. Lund for life and thereafter to his wife for her life if he should die before she does. The payments terminate if Mr. Lund competes with the Company. In certain extraordinary events, the Company will pay Mr. Lund the present value of the remaining SLRRP benefit on an after-tax basis together with a gross-up payment as necessary to place Mr. Lund in the same position as if the payments had been made on an annual basis. The Company has established an irrevocable grantor trust for Mr. Lund's SLRRP benefits.

  Following the termination of Mr. Lund's employment, the Company will provide medical benefits for Mr. Lund and his wife and reimburse Mr. Lund for his reasonable office and secretarial costs for a period of ten years.

  If Mr. Lund's employment is terminated other than for "cause" or if he resigns for "good reason," Mr. Lund will receive a prorated portion of his annual salary and bonuses through the termination date and will receive a lump sum payment equal to the value of salary and target bonuses that would have been payable for the remainder of the term. In such event, Mr. Lund's SLRRP benefit will also become fully vested.

  Mr. Lund is subject to certain confidentiality and non-competition restrictions under the agreement.

 Employment Agreements With Other Named Executive Officers

  Ms. Beck and Messrs. Maher, McManus and Scholtens have also entered into Employment Agreements (the "Agreements") with the Company. A description of the Agreements, as amended, follows.

  Term. The Agreements expire on November 1, 2000 and will be automatically renewed for additional terms of one year each unless the Company provides notice of termination two years prior to the termination date

  Payments Under the Agreement. The Agreements provide for compensation in the form of an annual base salary and participation in the Company's annual and long-term bonus plans and other bonus plans available to senior executive officers. If an executive is terminated without cause, he or she is entitled to a lump sum payment in an amount equal to his or her base salary and bonuses prorated through the termination date and an amount equal to three times his or her TCO. The executives are subject to certain confidentiality and non-competition restrictions under the Agreements.

  Special Retirement Benefit. The Agreements provide the executives with a special long-range retirement benefit which is described in detail under the caption "Pension Plans" immediately preceding this section.

  Duties and Job Titles Under the Agreements. The Company can change the executives' duties and job titles at will, and can relocate the executives as needed, including a transfer to one of the Company's subsidiaries. However, the executives must remain officers of the Company or its subsidiaries and must perform duties of an executive nature equal in status, dignity and responsibility to their duties at the time the Agreements were entered into.

CHANGE OF CONTROL AGREEMENTS

  The Company has entered into Change of Control Agreements with certain senior officers of the Company and its subsidiaries, including the executive officers named in the Summary Compensation Table. The Change of Control Agreements become effective upon a Change of Control (as defined in the Change of Control Agreements) or in the event of a termination of employment in anticipation of a Change of Control, and upon the occurrence of such an event, supersede certain provisions of the employment agreements described above. The Agreements for Mr. Lund and the named executive officers provide for a three-year term after the Change of Control, during which time the status quo is preserved for the executive in terms of duties, responsibilities and employee benefits. A Change of Control and an involuntary termination or constructive termination is required to trigger a severance benefit. A severance benefit is also payable after a voluntary termination of employment following the Change of Control, whether or not for good reason, provided that such voluntary termination occurs during a 30-day window period beginning one year after the Change of Control. The severance benefit payable to the named executive officers is three times the executive's annual TCO and is subject to certain tax reimbursements if the executive's Change of Control benefit is subject to special excise taxes. However, any executive whose total severance payment from all sources exceeds the permitted amount by not more than 10% would not be entitled to reimbursement for excise tax and would have other severance payments reduced to the level where it does not trigger the excise tax.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE AND CEO COMPENSATION

  The Compensation and Stock Option Committee of the Board of Directors (the "Committee") is composed of six independent, non-employee directors of the Company, each of whom is ineligible to participate in any of the compensation plans they administer. The Board of Directors has delegated to the Committee, among other duties, responsibility for establishing policies and making decisions relating to executive compensation. The Committee regularly reports to the Board on its activities, and decisions made by the Committee are reported to the Board.

  The Committee's report summarizes the Company's compensation policies for its executive officers during the 1997 fiscal year.

COMPENSATION PHILOSOPHY

  A primary objective of the Company is to increase shareholder value. A key element in achieving this objective is the Company's ability to attract and retain a core group of executive officers whose individual and combined efforts will provide the greatest likelihood of success. To this end, the Company and the Committee have applied the following principles in developing a compensation program applicable to all of the Company's executive officers, including Mr. Lund:

  . Align the financial interests of the Company's executive officers closely with those of the Company's shareholders by linking a significant percentage of the officers' total target compensation to the attainment of Company profitability and corporate goals.

  . Provide for each position competitive total target compensation in the median range based on industry, peer group and national surveys.

  . Annually review performance measures necessary to establish varying bonus levels to ensure consistency with the Company's overall strategic goals.

  . Create additional incentives to promote the long-term growth and financial success of the Company by encouraging and making it possible for executives to increase their ownership of the Company's Common Stock through the use of stock option and stock purchase plans.

  The Committee determines and approves the compensation paid to all Company officers, including Mr. Lund and the executives named in the Summary Compensation Table. In reviewing the individual performance of the executives whose compensation is detailed in this proxy statement as well as the Company's other executive officers (other than Mr. Lund), the Committee takes into account the views of Mr. Lund, other members of management and outside consultants to the extent deemed appropriate by the Committee. During the 1997 fiscal year, the Company's executives were compensated through base salaries, bonuses paid in cash under the Annual Bonus Plan, bonuses paid in restricted stock in lieu of cash bonuses under the Key Management Long Term Incentive Plan ("LTIP"), the grant of stock options, and, for four of the five named executive officers, the maturity of the Company's five-year Key Executive Stock Purchase Incentive Plan (the "Key Executive Plan").

RELATIONSHIP OF PAY TO PERFORMANCE UNDER COMPENSATION PLANS

  The Company uses industry, peer group and national surveys that are updated annually to establish target compensation grade levels for Mr. Lund and its other executive officers that are generally based on median compensation paid to individuals holding similar positions at other companies in the retail food and drug industry and companies generating total sales similar to those generated by the Company. This comparison group includes but is not limited to some of the companies comprising the Peer Group Index described on page 18. The Committee uses the same criteria in establishing Mr. Lund's target compensation objective as it does in determining compensation for the Company's other executive officers. The cash compensation objective for executive officers consists of a base salary and an overall bonus target of 50% of the base salary (30% from the annual bonus plan and 20% from the long-term incentive plan). During 1997, Mr. Lund's bonus target was 60% of his base salary (40% from the annual bonus plan and 20% from the long-term incentive plan). Payments made under the Company's annual bonus and long-term incentive plans may be more or less than the target amount depending on the Company's performance. In years when the Company exceeds its targets, the compensation actually paid to executives will rise to the high end of the compensation surveys, although if the industry or the general economy also performs well, it is anticipated that executive compensation paid by the Company's peers and by companies generating similar sales may also increase above the amounts reflected in the historical surveys. In years such as 1997 when the Company does not meet its targets, the compensation paid to executives will drop to the low end of the compensation surveys.

 Base Salaries

  Base salaries for executive officers are determined by evaluating the responsibilities of the position held and the experience of the individual, considered in the context of the total compensation paid to individuals in similar positions at other companies in the retail food and drug industry and companies of similar size. Executives' base salaries are reviewed by the Committee on an annual basis and adjustments are determined by evaluating the performance of the executive officer and, to the extent applicable, his or her operating unit (the Company or a subsidiary). Adjustments are made based on a number of factors, none of which is controlling, and objective criteria are not the sole factor in adjusting base salaries. Changes in base salary may also result from promotions and changes in the responsibilities of executives.

  In April 1997, the Committee approved an increase in Mr. Lund's annual base salary to $825,000, which was the first increase in Mr. Lund's base salary since 1993. The increase in Mr. Lund's salary together with bonuses at the target rate under the Company's Annual Incentive Plan and Performance Incentive Plan resulted in a target compensation objective for Mr. Lund, which, based on the surveys, was within the median range of compensation paid to CEOs of other companies in the retail food and drug industry and companies of similar size. However, since the bonus component of Mr. Lund's compensation is tied to performance and the Company did not meet its target objectives during 1997, the compensation actually received by Mr. Lund was below such median range. The Committee believes that the increase in Mr. Lund's target compensation objective is commensurate with Mr. Lund's experience and qualifications and is appropriate for the responsibilities of his position. In making such determination, the Committee considered several factors on a subjective basis, with no single factor controlling, including the nature and scope of Mr. Lund's responsibilities, the size of the Company relative to its peers, the leadership demonstrated by Mr. Lund in connection with the Company's April 1997 stock repurchase and secondary stock offering, the Company's results of operations, earnings per share, and strategic plans for the future. In March 1998, Mr. Lund's annual base salary was increased to $850,000.

 Annual Bonus Plan

  The Key Management Annual Incentive Plan is the Company's annual bonus program (the "Annual Plan") for executive officers and key management. At the beginning of each year, the Committee establishes minimum, target and maximum performance goals for the Company on which a bonus will be paid. The Committee determines the percentage of base salary for the fiscal year that will be payable as a bonus (the "Target Bonus") to each participant in the Annual Plan if the Company exactly meets its target. This determination is based on the individual's job classification and responsibilities. The Target Bonus for Mr. Lund during 1997 was 40% of his average base salary, and the Target Bonus for the other four named executive officers was 30% of their respective average base salary. The amount of the Target Bonus actually paid to the participants varies based on the extent to which the Company meets, exceeds or fails to achieve its target. The Annual Plan contains a schedule setting forth in 1% increments the percentage of the target goal achieved by the Company and the amount of the Target Bonus that is payable at each increment. No bonus is paid if the Company achieves less than a stated percentage of the target, and the maximum bonus is paid if the Company achieves more than a stated percentage of its target. In March 1998, Mr. Lund's target bonus was increased to 50%.

  The Annual Plan for fiscal 1997 established a target based in part on earnings before tax, and in part on an increase in comparable store sales above the prior year. During the 1997 fiscal year, the Company achieved only 98.1% of its sales target and 78.6% of its earnings target. As a result, the Target Bonus paid to Mr. Lund was 6.2% of his base salary for the 1997 fiscal year or approximately 15.5% of his target bonus. The Target Bonus paid to the other four executives named in the summary compensation table was 4.6% of each individual's base salary for the 1997 fiscal year or approximately 15.5% of their respective target bonuses.

 Long-Term Performance Incentive Plan

  LTIP, which was in effect prior to 1997, was designed to provide incentive to key executives who had a significant impact on the long-term results of the Company. LTIP provided for three-year performance cycles with a bonus being paid to the participants at the conclusion of each cycle based on the extent to which the Company met, exceeded or failed to meet its targeted goals. Target bonuses under LTIP were generally 20% of a participant's annual base salary.

  During 1997, LTIP was replaced by the Performance Incentive Plan discussed below, and participants in the 1995-96-97 and 1996-97-98 LTIP performance cycles were given the option of accepting awards of restricted stock in lieu of the cash awards that would otherwise have been payable at the conclusion of such cycles. The amount of the award was determined by calculating the estimated cash payout for each of the two cycles (based on actual 1995 and 1996 results and projected results for 1997 and 1998), increasing such amounts by 15% (to provide an offset for the loss of benefits resulting from the payment of the award in stock rather than cash such as the loss of individual and Company contributions under the Company's 401(k) plan), and dividing the resulting totals by the market price for the Company's Common Stock on July 1, 1997, the grant date. The shares issued in lieu of the cash award under the 1995-96-97 LTIP vested on April 1, 1998, the date the cash bonus would have been paid, and the shares issued in lieu of the cash award under the 1996-97-98 LTIP will vest on April 1, 1999. The performance measurement for the 1995-96-97 performance cycle was based 100% on an earnings per share target for the three-year period and on June 17, 1997, the Company was not projected to achieve its target. As a result, the restricted stock award paid to Mr. Lund and the other four named executive officers was based on a projected LTIP payout equal to 13.2% of their annual base salaries or approximately 65.8% of their respective target bonuses.

 Performance Incentive Plan

  In February 1997, the Committee approved a new long-term incentive program, known as the Performance Incentive Plan ("PIP"), that is designed to focus attention prospectively on the long-term performance of the Company's Common Stock by rewarding the achievement of annual performance objectives with shares of restricted stock that must be held for a period of two years. The one-year performance period coupled with the two-year holding period results in a three-year performance cycle similar to that under the Company's previous LTIP. Under PIP, the Committee establishes certain performance objectives within three months after the beginning of each fiscal year. At the time the performance objectives are established, the Committee also establishes the amount of the bonus (the "Target Bonus"), expressed as a percentage of base salary, that will be paid if the Company achieves its objectives and establishes a schedule setting forth the respective amounts by which the Target Bonus will be increased or decreased if the Company exceeds or fails to meet the target performance objective. No award will be earned with respect to a performance objective at or below the minimum, the Target Bonus will be earned if the targeted financial objective is achieved, and an amount larger than the target bonus will be earned if the Company exceeds the target performance objective. If the Company exactly achieves the performance goals, the participants receive a bonus with a basic dollar value equal to 20% of their average annual base salary. The bonus will be paid in the form of restricted shares of the Company's Common Stock that cannot be sold or transferred (except in certain limited circumstances) for a period of two years and are forfeited if the participant's employment terminates. The number of shares to be issued will be determined by calculating the dollar value of the performance award, multiplying it by 1.25 (to provide an offset for the loss of benefits resulting from the payment of the award in the form of stock rather than cash, including the fact that the bonus will not be eligible for individual or Company contributions under the Company's 401(k) plan), and dividing the result by the average market price for the Company's Common Stock over a period of five trading days following the release of the Company's annual earnings. The Target Bonus for Mr. Lund and the other four named executive officers is 20% of their respective average base salary.

  The performance target for bonus amounts payable under the 1997 PIP was based 100% on earnings per share for fiscal 1997. The Company did not achieve the minimum performance objective and, accordingly, no shares of restricted stock were awarded for fiscal 1997 to Mr. Lund or the other four named executive officers under the 1997 PIP.

 Stock Option Plans

  The Committee believes that stock option plans can serve as an effective incentive to the Company's executive officers and key employees to further the long-term growth and performance of the Company, since the value of an option bears a direct relationship to increases in the Company's stock price. In addition, the Committee believes that the utilization of vesting periods provides incentives for key employees to remain with the Company. The Committee administers the Company's stock option plans and determines the individuals to whom stock options, stock appreciation rights ("SARs") and restricted stock awards are granted. The Committee, however, does not grant stock options on a regular basis.

  During 1997, the Committee authorized broad-based grants of stock options to officers of the Company, including Mr. Lund and the four other named executive officers, in connection with a new stock-based management incentive program known as the Key Executive Equity Program ("KEEP"). KEEP was designed in part to provide continuing incentive to those officers whose awards under the Key Executive Stock Purchase Incentive Plan (the "Key Executive Plan") were maturing during the 1997 year. KEEP links executive incentive compensation to shareholder return by providing for the grant of market-priced stock options that would ordinarily begin to vest on the fifth anniversary of the grant date but that will vest on an accelerated basis over a period of four years (i) with respect to one-half the grant if the executive acquires and continuously holds shares of the Company's Common Stock equal to one-sixth the amount of the grant, and (ii) with respect to the remaining one-half of the grant if the executive satisfies the foregoing minimum stock ownership requirement and the Company achieves performance goals that are established annually by the Committee. The options granted under KEEP to Mr. Maher and Mr. Scholtens provide that all unvested options will vest on April 1, 1999 and April 1, 2000, respectively. During 1997, the performance goal was not achieved, and, therefore, the options subject to accelerated vesting based on performance during 1997 will not vest until February 24, 2002, the fifth anniversary of the grant date. The named executive officers were granted options under KEEP pertaining to an aggregate of 2,717,200 shares of the Company's Common Stock which represented 20.6% of the total number of options granted as shown in the table on page 9. The options were granted at the market price for the Company's common stock on the respective grant dates. In determining grants, the Committee took into account the individuals' responsibilities and experience but did not consider stock ownership. The Committee did not grant any SARs nor did it reprice any outstanding options or SARs during 1997. The Committee has adopted a policy against the repricing of outstanding stock options.

 Key Executive Plan

  The Key Executive Plan was approved by the shareholders in 1992 and is described in detail in the Company's 1997 proxy statement. The Key Executive Plan provided for loans by the Company to participants for the purpose of purchasing shares of the Company's Common Stock and entitled participants to receive a deferred cash incentive award payable at the end of a five-year performance cycle, the proceeds of which would be used to repay the loans. One-half of the deferred award was based on the participant's continued service with the Company during the performance cycle. The other half of the deferred award was based on the Company's Common Stock performance (including reinvested dividends) over the five-year performance cycle relative to shareholder returns for specified companies in the retail food and drug industry. On June 16, 1997, the five-year performance cycle ended for Mr. Lund and three of the four named executive officers. The Company's total shareholder return versus the members of the peer group ranked in the 62.5 percentile, and therefore 56.25% of the performance award was earned. The after-tax amount of the deferred awards received by Mr. Lund and the three executive officers was applied toward repayment of their loans. The terms of the loans and the amounts of the deferred awards received by Mr. Lund and the three named executive officers are described in this proxy statement under the caption "Certain Relationships and Related Transactions." Mr. McManus, the fifth named executive officer, was not a participant in the Key Executive Plan.

 Other Compensation Plans

  The executive compensation program also includes other benefit plans that are generally available to employees of the Company, including a 423(b) employee stock purchase plan, a profit sharing/401(k) pension plan, a medical plan and a life insurance plan. The Company has not maintained a defined benefit pension plan for its employees since the end of 1984; however, the employment agreements of certain key executive officers, including the executives listed in the Summary Compensation Table, provide such persons with a special annual retirement benefit. The executives listed in the Summary Compensation Table are also eligible to participate in a supplemental executive retirement plan, which is a non-qualified plan intended to provide benefits where limitations are imposed upon Company contributions to qualified plans on behalf of certain employees due to limits under the Federal tax laws. Except for the Company's profit sharing/401(k) pension plan, none of the foregoing plans is tied to Company performance.

 Deductibility of Compensation Under 162(m)

  Section 162(m) of the Internal Revenue Code, effective for the 1994 tax year and thereafter, limits the deductibility of compensation paid by public corporations to the executives named in the Summary Compensation Table for any single year. The Committee's policy with respect to tax deductibility of compensation under Section 162(m) is to qualify such compensation for deductibility where practicable. The Committee also considers the deductibility of compensation in formulating compensation arrangements, although this factor is not determinative. Compensation paid to the Company's executives under the Annual Incentive Plan, the Key Executive Plan and the Company's stock option and stock award plans, including PIP and KEEP, are exempt from the deductibility limits of Section 162(m). Compensation payable under the Company's previous LTIP plans for the 1995-96-97 and 1996-97-98 cycles is not deductible because such plans were implemented in 1995 and 1996, respectively, and were not submitted to the shareholders for approval in 1997 with the other plans. During the 1997 fiscal year, no named executive officer other than Mr. Lund was paid more than $1 million in compensation outside of such plans and none of the compensation paid to such executive officers was non-deductible. During 1997, $268,090 of the compensation paid to Mr. Lund was not deductible, which non-deductible amount consisted primarily of the payout in restricted stock under the 1995-96-97 LTIP and perquisites that were reportable as income to Mr. Lund.

CONCLUSION

  Through the programs described above, a significant portion of the Company's executive compensation is linked directly to individual and corporate performance and stock price appreciation. The Committee intends to continue the policy of linking executive compensation to corporate performance and return to shareholders.

  Submitted by the Compensation and Stock Option Committee of the Board of Directors of the Company.

              Leon G. Harmon, Chairman        Fernando R. Gumucio
              Arden B. Engebretsen            John E. Masline
              James B. Fisher                 Barbara S. Preiskel

AMERICAN STORES COMPANY STOCK PRICE PERFORMANCE

  The graph below compares the five-year total return to shareholders (stock price appreciation plus reinvested dividends) for the Company's Common Stock with the comparable return of two indices: the Standard & Poor's Composite 500 Stock Index and a group of nine publicly-traded retail food and/or drug companies (the "Peer Group"). The Peer Group includes the following companies:
The Great Atlantic & Pacific Tea Company, Inc., Albertson's, Inc., The Kroger Co., Longs Drug Stores Corporation, Safeway Inc., Smith's Food & Drug Centers, Inc., The Vons Companies, Inc., Walgreen Co., and Winn-Dixie Stores, Inc. During fiscal 1997, Smith's Food & Drug Centers, Inc. and The Vons Companies, Inc. ceased to be publicly traded and, therefore, no returns for those companies are included in fiscal 1997. The companies in the Peer Group are the same as those used in calculating the performance awards under the Company's Key Executive Stock Purchase Incentive Plan. The graph assumes that you invested $100 in the Company's Common Stock and in each of the indices on January 29, 1993 and that all dividends were reinvested.



                             [GRAPH APPEARS HERE]



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The following non-employee directors served on the Compensation and Stock Option Committee during fiscal 1997: Leon G. Harmon (Chairman), Arden B. Engebretsen, James B. Fisher, Fernando R. Gumucio, John E. Masline and Barbara
S. Preiskel. There were no Compensation Committee interlocks with respect to any member of that Committee during fiscal 1997.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  On April 8, 1997, the Company purchased 24,444,444 shares of the Company's Common Stock for $550 million from L. S. Skaggs, a former director and the former Chairman of the Board of the Company, certain of his family members, and certain family and charitable trusts (collectively, the "Selling Stockholders"). The transaction was effected in accordance with the terms of the Stock Purchase Agreement (the "Stock Purchase Agreement") dated February 20, 1997, and the purchase price of $22.50 per share was equal to the closing price of the Company's Common Stock on the New York Stock Exchange on the date of such agreement. On February 20, 1997, the Company also entered into a Registration Rights Agreement (the "Registration Rights Agreement") with the Selling Stockholders pursuant to which, among other things, the Company registered for sale in a secondary offering 30.8 million additional shares of Common Stock held by the Selling Stockholders. The secondary offering was completed on April 8, 1997 after the sale of 30,815,820 shares by the Selling Stockholders and 4,622,372 shares sold by the Company pursuant to the overallotment option. The Company paid the costs and expenses of the Selling Stockholders incurred in connection with the Stock Purchase Agreement and the offering, including the underwriters' discount of approximately $23.1 million and approximately $3.4 million in other expenses. The agreements contain standstill provisions precluding the Selling Stockholders from purchasing or selling the Company's Common Stock or taking certain other actions for a period of ten years.

  During 1992, Mr. Lund, three of the four other executives in the Summary Compensation Table and certain other executive officers received full-recourse, interest bearing loans for the entire purchase price of Common Stock of the Company they purchased pursuant to the terms of the Key Executive Plan, which is described in the Company's 1997 proxy statement. The loans have eight-year terms and accrue interest at the Applicable Federal Rate for eight-year loans with interest compounded annually, as determined under Section 1274(d) of the Internal Revenue Code of 1986, as amended, in effect on the date they purchased their stock. Interest is payable prior to maturity to the extent of dividends paid on the shares purchased under the Key Executive Plan, with the balance due at the maturity of the loan. The proceeds of the deferred cash incentives awarded during the five-year performance cycle(s) under the Key Executive Plan must also be applied to prepay the loans. The balance of the loans after taking into account any such prepayment together with accrued and unpaid interest thereon, is payable in three equal installments (plus interest) on the sixth, seventh and eighth anniversaries of the purchase date. During fiscal 1997, the performance cycle for Mr. Lund and three of the named executive officers ended and each received a deferred award in the indicated amount, which was applied toward repayment of their loans: Mr. Lund-- $6,774,490; Ms. Beck--$1,016,173; Mr. Maher--$3,725,969; and Mr. Scholtens--
$1,016,173. Mr. McManus was not a participant in the Key Executive Plan. As of January 31, 1998, the outstanding balances of the loans (including accrued and unpaid interest) made to Mr. Lund and the other three executives were: Mr. Lund--$5,248,089; Ms. Beck--$787,213; Mr. Maher--$2,886,449; and Mr.
Scholtens--$787,213. As of January 31, 1998, the aggregate outstanding balances of the loans (including accrued and unpaid interest) made pursuant to the Key Executive Plan was $15,784,939. The largest aggregate amount outstanding during the fiscal year was $34,076,583.

  In connection with the KEEP program described on page 16, the Company made loans to 18 participants to assist them in meeting the minimum stock ownership requirement under such program. The participants were required to sign full recourse promissory notes, which are for a term of five years and accrue interest at an initial rate of 8.5%, reset annually at the then current prime rate. During the term of the loans, 20% of the gross amount of any cash bonuses to which the participants become entitled will be withheld and applied first to accrued and unpaid interest and second to the reduction of principal. During fiscal year 1997, Mr. McManus received a KEEP loan of $209,484. As of March 31, 1998, Mr. McManus' loan balance was $221,778, which includes accrued interest.

PROPOSAL 2--TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT
            CERTIFIED PUBLIC ACCOUNTANTS FOR FISCAL YEAR 1998

  The Board of Directors, upon the recommendation of the Audit Committee, has selected the firm of Ernst & Young LLP, independent certified public accountants, to audit the records of the Company for the fiscal year ending January 30, 1999. This selection is subject to ratification by the shareholders. A representative of Ernst & Young LLP will attend the Annual Meeting to answer questions. Ernst & Young has served as the Company's independent certified public accountants since 1975.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.

SHAREHOLDERS' PROPOSALS FOR 1999 ANNUAL MEETING

  If you wish to submit proposals to be included in the Company's 1999 proxy statement, we must receive them on or before Friday, January 1, 1999. Please address your proposals to Corporate Secretary, American Stores Company, 299 South Main Street, Salt Lake City, Utah 84111-2203.

  Under our By-laws, if you wish to raise a matter before the shareholders at the 1999 Annual Meeting:

  . You must notify the Secretary in writing by not later than April 17, 1999 but not prior to March 18, 1999.

  . Your notice must contain the specific information required in our By-laws.

  Please note that these requirements relate only to matters you wish to bring before your fellow shareholders at the Annual Meeting. They are separate from the SEC's requirements to have your proposal included in our proxy statement.

  If you would like a copy of our By-laws, we will send you one without charge. Please write to the Corporate Secretary of the Company.

METHOD OF PROXY SOLICITATION

  The Company is soliciting this proxy on behalf of its Board of Directors. D.F. King & Co., Inc., 77 Water Street, New York, New York 10005 has been hired to assist in the solicitation of proxies for $8,500 plus out-of-pocket expenses, which will be paid by the Company. Directors, officers, and regularly engaged employees of the Company may also solicit proxies without additional compensation therefor.

  A list of shareholders entitled to vote will be available for examination at the meeting by any shareholder for any purpose germane to the meeting. The list will also be available on the same basis for ten days prior to the meeting at our corporate headquarters, 299 South Main Street, Salt Lake City, Utah.

REVOCABILITY OF PROXY

  It is important that you return your signed proxy promptly to American Stores Company, c/o First Chicago Trust Company of New York, P.O. Box 8187, Edison, New Jersey 08818 or American Stores Company, P.O. Box 27447, Salt Lake City, Utah 84127-0447. You may revoke your proxy by filing a written notice of revocation with the Company. You may also revoke your proxy if you attend the meeting and decide to vote in person. Your vote is important, and we urge you to mark, sign, date and mail the enclosed proxy in the envelope provided. Whether or not you plan to attend the meeting, PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD.

P                           AMERICAN STORES COMPANY
R
O         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
X                   FOR THE ANNUAL MEETING ON JUNE 17, 1998
Y
     The undersigned hereby constitutes and appoints Teresa Beck, Kathleen E. McDermott, J. Greg Spencer and each of them, his/her true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of AMERICAN STORES COMPANY to be held at 10:00 a.m., local time on June 17, 1998, at the Doubletree Hotel, 255 South West Temple, Salt Lake City, Utah, and at any postponements or adjournments thereof, on all matters coming before such meeting.

NOMINEES:

Pamela G. Bailey, Henry I. Bryant, Arden B. Engebretsen, James B. Fisher, Fernando R. Gumucio, Leon G. Harmon, Victor L. Lund, David L. Maher, John E. Maeline, Barbara S. Preiskel, J.L. Scott, Arthur K. Smith

                                                (change of address/comments)
YOU ARE ENCOURAGED TO SPECIFY YOUR           __________________________________
CHOICES BY MARKING THE APPROPRIATE BOXES, __________________________________ SEE REVERSE SIDE, BUT YOU NEED NOT MARK __________________________________
ANY BOXES IF YOU WISH TO VOTE IN             __________________________________
ACCORDANCE WITH THE BOARD OF DIRECTORS'
RECOMMENDATIONS. YOUR SHARES CANNOT BE
VOTED UNLESS YOU SIGN THIS CARD ON THE
REVERSE AND RETURN IT TO THE COMPANY.

                         (PLEASE SIGN ON REVERSE SIDE)
--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

AMERICAN STORES COMPANY
-----------------------

Dear Shareholder:

You are cordially invited to attend the 1998 Annual Meeting of Shareholders of American Stores Company, which will be held at the Doubletree Hotel, 255 South West Temple, Salt Lake City, Utah at 10:00 a.m., on Wednesday, June 17, 1998.

The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe the items to be considered and acted upon by the shareholders.

Whether or not you plan to attend this meeting, please sign, date, and return your proxy form above as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. If you attend the meeting, you may revoke your proxy, if you wish, and vote personally. It is very important that your stock be represented.

                               Sincerely,


                               Victor L. Lund
                               Chairman of the Board and Chief Executive Officer

[X] PLEASE MARK YOUR                                                  |     1755
    VOTES AS IN THIS                                                  |____
    EXAMPLE

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR
     PROPOSALS 1 AND 2.
--------------------------------------------------------------------------------
          THE BOARD OF DIRECTORS RECOMMENDS A VOTE                 |
                   FOR PROPOSALS 1 AND 2.                          |
--------------------------------------------------------------------------------
             FOR  WITHHELD |                   FOR AGAINST ABSTAIN | 3. In their
1. Election  [ ]    [ ]    | 2. Approval of    [ ]   [ ]     [ ]   |    discre-
   of                      |    Ernst & Young                      |    tion
   Directors               |    as independent                     |    upon
   (See Reverse)           |    certified                          |    such
For, except vote withheld  |    public                             |    other
from the following         |    accountant                         |    matters
nominee(s):                |    for the                            |    as may
                           |    Company's                          |    properly
                           |    1998 fiscal                        |    come
                           |    year.                              |    before
                           |                                       |    the
_________________________  |                                       |    meeting.
___________________________|_______________________________________|____________

                                               I PLAN TO ATTEND
                                               THE 1998 ANNUAL MEETING  [ ]

                                               CHANGE OF ADDRESS/
                                               COMMENTS ON
                                               REVERSE SIDE             [ ]

SIGNATURE(S)________________________________  DATE _______________ 1998

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
      When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
--------------------------------------------------------------------------------
                 PLEASE VOTE, SIGN AND RETURN THE ABOVE PROXY


                            AMERICAN STORES COMPANY


                        ANNUAL MEETING OF SHAREHOLDERS


DATE:   JUNE 17, 1998

TIME:   10:00 A.M.

PLACE:  DOUBLETREE HOTEL
        255 SOUTH WEST TEMPLE
        SALT LAKE CITY, UTAH